Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Sterling Check Corp. (formerly known as Sterling Ultimate Parent Corp.) of our report dated June 8, 2021, except for the corporate technology and production systems information discussed in Note 2 and the effects of the stock split discussed in Note 18 to the consolidated financial statements, as to which the date is September 13, 2021, relating to the financial statements, which appears in Sterling Check Corp.’s (formerly known as Sterling Ultimate Parent Corp.) Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-259113).

/s/ PricewaterhouseCoopers LLP

New York, New York

September 22, 2021